Exhibit 99.1

Mesa Air Group Reports Second Quarter Fiscal 2022 Results

May 9, 2022

PHOENIX, May 09, 2022 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported second quarter fiscal 2022 financial and operating results.

Financial Summary Q2:

•	Pre-tax loss of $55.2 million, net loss of $42.8 million or $(1.19) per diluted share.
•	Adjusted net loss[1] of $10.3 million or $(0.29) per diluted share.
•	Adjusted net loss excludes a $39.5 million (pre-tax) non-cash charge related to 12 CRJ aircraft held for sale.

Quarter Highlights:

•	Mesa took delivery of its third 737-400F freighter aircraft in the quarter.
•	Added an additional E175 flight simulator.

Fiscal Year Q2 Results:

Mesa’s Q2 FY22 results reflect a net loss of $42.8 million, or $(1.19) per diluted share, compared to net income of $5.7 million, or $0.14 per diluted share for Q2 FY21. Mesa’s Q2 FY22 adjusted pre-tax loss1 was $13.1 million versus an adjusted pre-tax income1 of $12.1 million in Q2 FY21. The year over year decrease in adjusted pre-tax income of $25.2 million was primarily due to lower block hours and the impact of the PSP program.

Jonathan Ornstein, Chairman and CEO, said, “While demand for our product remains strong, our financial results this quarter reflect the ongoing challenge of heightened pilot attrition. In January, our operational and financial performance was significantly impacted by Covid-related higher pilot absence rates which have since subsided. We remain focused on taking steps to address pilot attrition, including increased hiring, simulator capacity, and training capabilities, which has been exacerbated by the industry wide pilot shortage.”

Fiscal Q2 details:

Total operating revenues in Q2 2022 were $123.2 million, an increase of $25.9 million (26.7%) from $97.3 million for Q2 2021. Contract revenue increased $30.3 million. This was due to the return to normal rates from our partners which were temporarily reduced last year related to the PSP program. These were partially offset by a reduction in block hours. Mesa’s Q2 2022 results include, per GAAP, the recognition of $0.8 million of previously deferred revenue, versus the deferral of $4.9 million of revenue in Q2 2021. The remaining deferred revenue balance will be recognized as flights are completed over the remaining terms of the contracts.

Mesa’s Adjusted EBITDA1 for Q2 2022 was $15.8 million, compared to $41.5 million in Q2 2021, and Adjusted EBITDAR1 was $25.2 million for Q2 2022, compared to $51.5 million in Q2 2021.

Operationally, the Company ran a controllable completion factor of 96.8% for American and 96.7% for United during Q2 2022. This is compared to a controllable completion factor of 99.8% for American and 100.0% for United during Q2 2021. This excludes cancellations due to weather and air traffic control. As Covid-related cancellations declined, our controllable completion factors for both American and United were both 99.9% for the month of March.

With respect to a total completion factor that includes all cancellations, Mesa reported a total completion factor of 93.5% for American and 93.7% for United during Q2 2022. This is compared to a total completion factor of 95.0% for American and 94.2% for United during Q2 2021.

1 See Reconciliation of non-GAAP financial measures

Liquidity and Capital Resources:

Mesa ended the quarter at $75.9 million in unrestricted cash and equivalents. As of March 31, 2022, the Company had $652.0 million in total debt secured primarily with aircraft and engines.

Fleet:

For the three months ended March 31, 2022, 47% of the Company’s total revenue was derived from our contracts with United, 46% from American, 1% from DHL, and 6% from leases of aircraft to a third party.

Below is our current and future fleet plan by partner and fleet type for FY22:

Fleet Plan (FY22)	Q1 (Dec '21)	Q2 (Mar '22)	Q3 (Jun '22)	Q4 (Sep '22)
	Actual	Actual	Forecast	Forecast
E-175 - UA	80	80	80	80
CRJ-900 - AA	40	40	40	40
737-400F - DHL	2	3	3	3
Sub-total	122	123	123	123
CRJ-700 Leased	17	18	20	20
CRJ-700 to be Leased to Third Party	3	2	-	-
CRJs Spares/Parked	25	13	13	13
CRJs Held for Sale	-	12	12	12
Total Fleet	167	168	168	168

Mesa Air Group will host a conference call with analysts on May 9th at 4:30 pm EDT. The conference call number is 888-469-2054 (Passcode: Phoenix (7463649). The conference call can also be accessed live via the web by visiting https://investor.mesa-air.com.

A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

1Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three and six months ended March 31, 2022 and March 31, 2021. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus Non-GAAP Disclosures

(In thousands, except for per diluted share) (Unaudited)

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	Income (Loss) Before Taxes	Income Tax (Expense) /Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income Before Taxes	Income Tax (Expense) /Benefit	Net Income	Net Income per Diluted Share
GAAP Income (Loss)	$(55,165)	12,382	(42,783)	$(1.19)	$7,579	(1,890)	5,689	$0.14
Adjustments(1)(2)(3)	39,843	(9,097)	30,746	$0.85	4,508	(1,124)	3,384	$0.09
Loss on Investments, Net(4)	2,261	(522)	1,739	$0.05	—	—	—	—
Adjusted Income (Loss)	(13,061)	2,763	(10,298)	$(0.29)	12,087	(3,014)	9,073	$0.23

Interest Expense	8,120				8,755
Interest Income	(42)				(79)
Depreciation and Amortization	20,747				20,705
Adjusted EBITDA	15,764				41,468

Aircraft Rent	9,434				9,992
Adjusted EBITDAR	$25,198				$51,460

(1)    Includes adjustment for lease termination expense of $4.5 million for the three months ended March 31, 2021 related to the purchase of a CRJ-900 aircraft, which was previously leased from Bombardier Capital.

(2) Includes adjustment for impairment charges of $39.5 million for the three months ended March 31, 2022 related to certain of the Company's aircraft which are classified as held for sale.

(3)    Includes adjustment for operating lease right of use asset impairment charges of $0.4 million during the three months ended March 31, 2022 related to the abandonment of one of the Company's leased facilities.

(4) Includes losses resulting from changes in the fair value of the Company's investments in equity securities of $2.3 million for the three months ended March 31, 2022.

	Six Months Ended March 31, 2022				Six Months Ended March 31, 2021
	Income (Loss) Before Taxes	Income Tax (Expense) /Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income Before Taxes	Income Tax (Expense) /Benefit	Net Income	Net Income per Diluted Share
GAAP Income (Loss)	$(73,551)	16,494	(57,057)	$(1.58)	$26,518	(6,711)	19,807	$0.52
Adjustments(1)(2)(3)(4)	39,843	(9,097)	30,746	$0.85	3,558	(900)	2,658	$0.07
Loss on Investments, Net(5)	8,723	(1,992)	6,731	$0.19	—	—	—	—
Adjusted Income (Loss)	(24,985)	5,405	(19,580)	$(0.54)	30,076	(7,611)	22,465	$0.59

Interest Expense	16,050				17,837
Interest Income	(93)				(205)
Depreciation and Amortization	41,775				41,175
Adjusted EBITDA	32,747				88,883

Aircraft Rent	19,020				20,040
Adjusted EBITDAR	$51,767				$108,923

(1) Includes adjustment for gain on extinguishment of debt of $1.0 million related to repayment of the Company’s aircraft debts during the six months ended March 31, 2021.

(2)    Includes adjustment for lease termination expense of $4.5 million for the six months ended March 31, 2021 related to the purchase of a CRJ-900 aircraft, which was previously leased from Bombardier Capital.

(3) Includes adjustment for impairment charges of $39.5 million for the six months ended March 31, 2022 related to certain of the Company's aircraft which are classified as held for sale.

(4)    Includes adjustment for operating lease right of use asset impairment charges of $0.4 million during the six months ended March 31, 2022 related to the abandonment of one of the Company's leased facilities.

(5) Includes losses resulting from changes in the fair value of the Company's investments in equity securities of $8.7 million for the six months ended March 31, 2022.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 110 cities in 40 states, the District of Columbia, the Bahamas, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of March 31, 2022, Mesa operated a fleet of 168 aircraft with approximately 349 daily departures and 2,800 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc., United Airlines, Inc., and DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Operating revenues:
Contract revenue	$111,988	$81,712	$248,882	$208,870
Pass-through and other revenue	11,225	15,568	22,088	38,781
Total operating revenues	123,213	97,280	270,970	247,651

Operating expenses:
Flight operations	42,410	37,403	90,008	74,367
Maintenance	47,357	51,773	106,338	104,637
Aircraft rent	9,434	9,992	19,020	20,040
General and administrative	7,860	11,164	20,438	24,237
Depreciation and amortization	20,747	20,705	41,775	41,175
Lease termination	—	4,508	—	4,508
Impairment of assets held for sale	39,475	—	39,475	—
Other operating expenses	685	941	2,657	2,232
Government grant recognition	—	(55,967)	—	(67,278)
Total operating expenses	167,968	80,519	319,711	203,918
Operating income (loss)	(44,755)	16,761	(48,741)	43,733

Other income (expense), net:
Interest expense	(8,120)	(8,755)	(16,050)	(17,837)
Interest income	42	79	93	205
Loss on investments, net	(2,261)	—	(8,723)	—
Other income (expense), net	(71)	(506)	(130)	417
Total other expense, net	(10,410)	(9,182)	(24,810)	(17,215)

Income (loss) before taxes	(55,165)	7,579	(73,551)	26,518
Income tax expense (benefit)	(12,382)	1,890	(16,494)	6,711
Net income (loss)	$(42,783)	$5,689	$(57,057)	$19,807

Net income (loss) per share attributable to common shareholders
Basic	$(1.19)	$0.16	$(1.58)	$0.56
Diluted	$(1.19)	$0.14	$(1.58)	$0.52

Weighted-average common shares outstanding
Basic	36,048	35,628	36,005	35,579
Diluted	36,048	39,432	36,005	38,382

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	March 31, 2022	September 30, 2021
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$75,896	$120,517
Restricted cash	3,351	3,350
Receivables, net	6,849	3,167
Expendable parts and supplies, net	26,255	24,467
Prepaid expenses and other current assets	7,608	6,885
Total current assets	119,959	158,386

Property and equipment, net	1,064,349	1,151,891
Intangible assets, net	6,281	6,792
Lease and equipment deposits	8,371	6,808
Operating lease right-of-use assets	79,706	93,100
Deferred heavy maintenance, net	5,289	3,499
Assets held for sale	36,528	—
Other assets	32,873	36,121
TOTAL ASSETS	$1,353,356	$1,456,597

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$111,671	$111,710
Current portion of deferred revenue	2,675	6,298
Current maturities of operating leases	16,601	32,652
Accounts payable	76,733	61,476
Accrued compensation	10,285	12,399
Other accrued expenses	31,406	33,657
Total current liabilities	249,371	258,192

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	521,457	539,700
Noncurrent operating lease liabilities	29,936	33,991
Deferred credits	3,508	3,934
Deferred income taxes	53,281	69,940
Deferred revenue, net of current portion	26,868	28,202
Other noncurrent liabilities	36,394	34,591
Total noncurrent liabilities	671,444	710,358
Total liabilities	920,815	968,550

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 36,126,724 (2022) and 35,958,759 (2021) shares issued and outstanding, and 4,899,497 (2022) and 4,899,497 (2021) warrants issued and outstanding	257,923	256,372
Retained earnings	174,618	231,675
Total stockholders' equity	432,541	488,047
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,353,356	$1,456,597

MESA AIR GROUP, INC.

Operating Highlights (unaudited)

	Three months ended
	March 31
	2022	2021	Change
Available Seat Miles (thousands)	1,616,896	1,771,498	-8.7%
Block Hours	65,613	73,942	-11.3%
Average Stage Length (miles)	671	690	-2.8%
Departures	31,983	35,270	-9.3%
Passengers	1,921,635	1,684,043	14.1%
Controllable Completion Factor*
American	96.76%	99.83%	-3.1%
United	96.71%	99.99%	-3.3%
Total Completion Factor**
American	93.51%	95.01%	-1.6%
United	93.74%	94.22%	-0.5%

*Controllable Completion Factor excludes cancellations due to weather and air traffic control
**Total Completion Factor includes all cancellations

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Media

Jacqueline Palmer

Media@mesa-air.com

Investor Relations

Susan M. Donofrio

IR@mesa-air.com